As filed with the Securities and Exchange Commission on August 9, 2005

REGISTRATION NO: 333-112446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

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Registration Statement Under The Securities Act of 1933

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RELM Wireless Corporation
(Exact name of registrant as specified in its charter)

______________

Nevada	59-34862971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7100 Technology Drive, West Melbourne, FL  32904

(Address of Principal Executive Offices)

1997 Stock Option Plan

(Full Title of the Plan)

David P. Storey
President and Chief Executive Officer

RELM Wireless Corporation
7100 Technology Drive, West Melbourne, FL  32904
(Name and address of agent for service)

Telephone No.: (321) 984-1414
(Telephone number, including area code, of agent for service)

Copy of communications to:

Andrew E. Balog, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue, Miami, FL  33131
Telephone No.: (305) 579-0500
Facsimile No.: (305) 579-0717

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.60 par value per share	1,750,000(2)	$2.85	$7,125,000	$838.61

(1)

This Registration Statement also includes an indeterminate number of additional shares of Common Stock of the Registrant as may be issuable pursuant to the Plan as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2)

Of such shares of Common Stock covered by this Registration Statement, 1,500,000 shares were previously registered on the Registration Statement to which this Post-Effective Amendment relates and for which a registration fee was previously paid.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on August 3, 2005.

REGISTRATION OF ADDITIONAL SECURITIES

The purpose of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) is to register 250,000 additional shares of Common Stock of RELM Wireless Corporation (the “Registrant”) reserved for issuance under the Registrant’s 1997 Stock Option Plan, as amended. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-112446) to which this Registration Statement relates is incorporated herein by reference and the information required by Part II is omitted, except for Items 3 and 8, which are updated as follows:

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005;

(c)

The Registrant’s definite Proxy Statement dated April 8, 2005 relating to the 2005 annual shareholders’ meeting; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 (No. 333-75512), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission.

Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.

Exhibits.

4.1

Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

4.2

Certificate of Amendment to Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001)

4.3

Bylaws of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

4.4*

1997 Stock Option Plan (as amended)

5.1*

Opinion of Greenberg Traurig, LLP

23.1*

Consent of BDO Seidman, LLP

23.3*

Consent of Greenberg Traurig, LLP (included in legal opinion filed as Exhibit 5.1)

*Filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on this 8th day of August, 2005.

RELM Wireless Corporation (Registrant)

By:	/s/ DAVID P. STOREY
David P. Storey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ George N. Benjamin, III	Chairman of the Board	August 8, 2005
George N. Benjamin, III*

/s/ David P. Storey	President and Chief Executive Officer	August 8, 2005
David P. Storey	(Principal Executive Officer) and Director

/s/ William P. Kelly	Executive Vice President - Chief	August 8, 2005
William P. Kelly	Financial Officer (Principal Financial and Accounting Officer)

/s/ Ralph R. Witney, Jr.	Director	August 8, 2005
Ralph R. Witney, Jr*.

/s/ James C. Gale	Director	August 8, 2005
James C. Gale*

/s/ Donald F.U. Goebert	Director	August 8, 2005
Donald F.U. Goebert*

/s/ Randolph K. Piechocki	Director	August 8, 2005
Randolph K. Piechocki*

*By:	/s/ David P. Storey
David P. Storey
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.4	1997 Stock Option Plan (as amended)
5.1	Opinion of Greenberg Traurig, LLP
23.1	Consent of BDO Seidman, LLP
23.3	Consent of Greenberg Traurig, LLP (included in opinion filed as Exhibit 5.1)